Exhibit 99.1

List of Other Reporting Person

Motorsport Network, LLC directly owns all of the shares listed under Table 1 and is a beneficial owner.

Name: Motorsport Network, LLC

Address: 5972 NE 4th Avenue, Miami, FL 33137